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                                                                    Exhibit 20.2


                               SUPPLEMENT TO THE
                          MERGER CONSENT SOLICITATION
                                      AND
                             INFORMATION STATEMENT
                                       OF
                             MANGOSOFT CORPORATION

                             Dated: August 26, 1999


         This Supplement supplements and amends the Merger Consent Solicitation and Information Statement of MangoSoft Corporation (the "Company"), dated August 2, 1999 (the "Memorandum"), regarding the Company's solicitation of your consent to approve its merger contemplated by an Agreement and Plan of Merger (the "Merger Agreement") with First American Clock Co., a publicly-traded Nevada corporation ("Parent"), and its wholly-owned subsidiary, MangoMerger Corp., a Delaware corporation ("Merger-Sub"). All capitalized terms used herein not otherwise defined shall have the meanings ascribed to them in the Memorandum, which is attached hereto for your convenience.

         Pursuant to the Merger Agreement, Mango shall merge into the Merger-Sub and your shares of capital stock of the Company will be converted into shares of common stock of Parent as described in the Memorandum. This consent solicitation is being made due to a substantive change to the terms of the Merger described in the Memorandum. Mango is providing this Supplement to all stockholders of Mango who were holders of record as of July 30, 1999, regardless of whether they previously consented to the Merger, so that they may make a new decision based upon the terms of the Merger as amended. Stockholders are encouraged to review the Memorandum and this Supplement prior to executing the enclosed action by written consent in the space set forth to indicate their approval of the Merger.

         As described in the Memorandum, the Merger Agreement requires the Parent to raise $3.75 million as a condition to closing. The Company has been advised by counsel to the Parent that it was unable to raise the $3.75 million without eliminating the registration rights relating to the Parent stock that you will receive in the Merger that were described in Section III of the Memorandum. Therefore, as a condition to that financing, which the Company has been advised has been consummated, the Parent represented to its investors that the holders of Mango Capital Stock would not have any registration rights in respect of Parent stock issued to them in connection with the Merger. Accordingly, Section III of the Memorandum is hereby amended by deleting the second sentence thereof and Section II is amended by deleting the last sentence of the last paragraph thereof. Other holders of 2,300,000 shares of Parent stock will, however, retain their registration rights.

         Since you will not have any registration rights relating to Parent stock that you will receive in exchange for shares of Mango Capital Stock, such Stock will be restricted securities

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pursuant to Rule 144 of the Securities Act and may not be sold, unless registered under the Securities Act, except in compliance with Rule 144, which provides that a person holding restricted securities for a period of one (1) year may publicly sell in brokerage transactions at an amount equal to one percent (1%) of the then outstanding Parent Common Stock every three (3) months or, if greater, a percentage of the shares publicly traded during a designated period. Accordingly, each share of Parent Common Stock that you receive in this transaction will bear a legend as follows: "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, not under any state securities law. Such shares may not be pledged, sold, assigned, hypothecated or otherwise transferred until (i) a registration statement with respect hereto is effective under the Act and any applicable state securities law or (ii) the company receives an opinion of counsel to the company or counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to the company, that such securities may be pledged, sold, assigned, hypothecated, or transferred without an effective registration statement under the act and applicable state securities laws."

         The Supplement does not constitute investment advice with respect to Mango or the terms of the Merger Agreement. You may wish to consult with independent counsel regarding the terms of the Merger Agreement and the changes thereto as described herein.

         Approval of the majority of each class of Mango stockholders will allow the Merger to be consummated. As a result of the elimination of registration rights described herein, your approval is necessary even if you previously voted in favor of the Merger. If you decide to vote in favor of the Merger after having considered the change in terms described herein, please execute the enclosed action by written consent where indicated, signifying your approval of the Merger, and return a signed copy at your earliest convenience, but no later than August 31, 1999, by facsimile transmission to:

                          Tim Keenan at (212) 872-9690

         Kindly retain copies of the executed documents for your records.

         If you have any questions regarding this transaction, please call Tim Keenan, Treasurer of Mango, at 212-872-0680.

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